Clark Wilson LLP

Barristers & Solicitors

Patent & Trade-mark Agents

800-885 W Georgia Street

Vancouver, BC V6C 3H1

Tel.	604.687.5700
Fax	604.687.6314

Reply Attention of	Ethan P. Minsky
Direct Tel.	604.643-3151
EMail Address	epm@cwilson.com
Our File No.	30588/ 1D/VXD/819032.1

February 7, 2006

COURIER

Mr. Brent Lokash

President

Clearly Canadian Beverage Corporation

2267 West 10th Avenue

Vancouver, BC V6K 2J1

Canada

Dear Mr. Lokash:

Re: Registration Statement on Form S-8

                              We are counsel to Clearly Canadian Beverage Corporation (the "Company"), a British Columbia corporation, for the purpose of providing this legal opinion in connection with the Registration Statement of the Company on Form S-8 (the "Registration Statement") covering an aggregate of 11,950,000 common shares (the "Shares") in the capital of the Company consisting of:

(a)

up to 1,502,500 common shares that the Company may issue upon the exercise of stock options issued on or before October 3, 2005 pursuant to the Company’s Stock Option Plan (the "Stock Plan") dated April 29, 2005 and up to an additional 247,500 common shares that the Company may issue upon the exercise of stock options that may be issued pursuant to the Company’s Stock Option Plan dated April 29, 2005;

(b)	up to 10,000,000 common shares that the Company may issue pursuant to the Company’s 2006 Equity Incentive Plan (the "Equity Plan") dated February 1, 2006;
(c)

up to 100,000 common shares that the Company issued on September 30, 2005 as severance compensation pursuant to the Consulting Agreement between the Company and Criterion Capital Corporation dated May 5, 2005, as amended by memoranda dated September 30, 2005 and January 17, 2006;

(d)

up to 75,000 common shares that the Company issued on September 30, 2005 as severance compensation pursuant to the Consulting Agreement between the Company and Bruce E. Morley Law Corporation dated May 5, 2005, as amended by memoranda dated September 30, 2005 and January 17, 2006; and

(e)	up to 25,000 common shares that the Company issued on October 17, 2005 pursuant to the Severance Agreement between the Company and Clive Shallow dated September 17, 2005.

We have examined originals or copies, certified or otherwise identified to our satisfaction of the resolutions of the directors of the Company with respect to the matters herein. We have also examined such statutes and public and corporate records of the Company, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion expressed herein. We have, for the purposes of this opinion, assumed the genuineness of all signatures examined by us, the authenticity of all documents and records submitted to us as originals and the conformity to all original documents of all documents submitted to us as certified, photostatic or facsimile copies.

Based upon and subject to the foregoing, and subject also to the qualifications hereinafter expressed, we are of the opinion that each Share issued or to be issued by the Company and sold pursuant to the Registration Statement is or will be, when issued pursuant to the terms of the Stock Plan and/or the terms of the Equity Plan, validly issued, as fully paid and non-assessable.

This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

This opinion letter is opining upon and is limited to British Columbia law, including the statutory provisions, and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

Yours truly,

CLARK WILSON LLP

/s/ Clark Wilson LLP

/ljm

cc:	epm